UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2003
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

 The following press release was issued by Caterpillar on July 1, 2003. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

July 1, 2003

FOR IMMEDIATE RELEASE

Caterpillar Inc. and Terex Corporation announce
intent to realign Caterpillar's mining shovel business
and Terex's mining truck business

PEORIA, Ill. and WESTPORT, Conn. - Caterpillar Inc. (NYSE: CAT) and Terex Corporation (NYSE: TEX) announced that they have reached a non-binding agreement in principle for Caterpillar to acquire Terex's worldwide electric drive mining truck business, and for Terex to acquire Caterpillar's 5000-Series mining shovel intellectual property. Their respective Boards of Directors have authorized commencement of due diligence and the negotiation of a definitive agreement.

Caterpillar will acquire Terex's eight-model line of DC and AC electric drive mining trucks. The trucks will continue to be sold under the familiar Payhauler and Unit Rig brand names, and will be distributed and supported through Caterpillar dealers worldwide.

Terex will purchase the intellectual property, including patents and designs, for Caterpillar's 5110B, 5130B and 5230B models of hydraulic excavator mining shovels. Under a marketing agreement, Terex will continue to manufacture its seven-model O&K line of hydraulic mining shovels for distribution and service through the Caterpillar dealer network. Caterpillar dealers also will assume responsibility for supporting the existing population of O&K shovels.

In separate transactions, certain Caterpillar dealers will purchase Terex's wholly owned product support businesses relating to Payhauler and Unit Rig mining trucks and O&K mining shovels.

"This transaction will provide customers with a full line of mining shovels matched with mechanical and electric drive trucks," commented Gerald L. Shaheen, Group President, Caterpillar Inc. "By repositioning these product lines, we provide the best value to customers with a full range of equipment coupled with the unparalleled sales and product support expertise offered by the global Caterpillar dealer network."

Thys de Beer, President, Terex Mining, said, "In the near term, we remain focused on our customers to ensure that the transition of support and service will be seamless."

Caterpillar has been a global leader in developing mining trucks designed specifically for high production mining and construction applications. "Expanding the product offering to include electric drive trucks will broaden our ability to respond to customer needs for efficiency and productivity in their mining operations," said Richard A. Benson, President of Caterpillar's Global Mining Division and Caterpillar Inc. Vice President.

Caterpillar will assemble its remaining shovel inventory and then cease manufacturing of 5000-Series mining shovels. Cat dealers will continue to provide ongoing technical and product support for 5000-Series shovels already in the field. "We are fully committed to supporting all users of Cat 5000-Series shovels so they receive full value from their equipment," Benson commented.

"Caterpillar and Terex intend to realign these businesses in order for each to concentrate on their strengths," commented Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. "Terex has been a long-time global leader in mining shovels. We have one of the largest populations of hydraulic mining shovels in the field and a reputation for a durable product that has been meeting industry needs for decades. Now this product offering is strengthened even further with distribution and support through the global Caterpillar dealer network."

The completion of these transactions is subject to a number of contingencies, including satisfactory due diligence, regulatory review and the execution of a definitive agreement. Financial terms will not be disclosed pending such execution.

About Caterpillar Inc.
For more than 75 years, Caterpillar Inc. has been building the world's infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2002 sales and revenues of $20.15 billion, Caterpillar is a technology leader and the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

About Terex Corporation
Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995
 Certain statements contained in this press release are forward looking and involve uncertainties. Uncertainties include whether the parties to the proposed transaction will be able to negotiate a mutually satisfactory definitive agreement, whether the necessary regulatory approvals will be obtained, whether the proposed transaction will be consummated and whether the parties will realize the anticipated benefits from the transaction.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 1, 2003	By:	/s/ James B. Buda
James B. Buda Vice President